Laurence Stephenson, P.Eng.,
Consulting Geologist
1136 Martin St.
White Rock
British Columbia
Canada

CONSENT of AUTHOR

To: United States Securities and Exchange Commission (the “SEC”)

I, Laurence Stephenson, P.Eng., do hereby consent to the filing, with the regulatory authorities referred to above, excerpts from or a summary of the report entitled “Geology Report on the PEG Mineral Claim” (the “Report”) in any written disclosure of Chilco River Holdings Inc. being filed with the SEC including the Form SB-2 dated February, 2004 and any amendments thereto (the “Form SB-2”)

I also certify that I have read the written disclosure being filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Report or that the written disclosure of Chilco River Holdings Inc. contains any misrepresentation of the information contained in the Report.

I further agree to being named as an expert in the Form SB-2.

Dated this 27th day of February, 2004.

/s/ Laurence Stephenson /s/
___________________________
Laurence Stephenson, P.Eng.